Exhibit 99.1

June 26, 2023

FOR IMMEDIATE RELEASE

MEXCO ENERGY CORPORATION REPORTS FINANCIAL RESULTS FOR FISCAL 2023

MIDLAND, TX – 06/26/2023 – Mexco Energy Corporation (NYSE American: MXC) reported results on its Annual Report, Form 10-K to the Securities and Exchange Commission for the fiscal year ended March 31, 2023.

The Company reported net income of $4,662,702 or $2.11 per diluted share, for fiscal year 2023, compared to net income of $2,855,066, or $1.32 per diluted share, for fiscal 2022, an increase of 63%.

Operating revenues in fiscal 2023 were $9,557,289, an increase of 45% when compared to fiscal 2022 operating revenues of $6,587,780. This is the result of a 28% increase in barrels of oil equivalent (“BOE”) production and a 12% increase in BOE prices.

The Company participated in the drilling of 54 wells consisting of 50 horizontal wells and 4 vertical wells at a cost of approximately $4,200,000 for the fiscal year ending March 31, 2023, of which 21 are to be completed this fiscal year. Thirty-eight of the horizontal wells are in the Delaware Basin located in the western portion of the Permian Basin in Lea and Eddy Counties, New Mexico and twelve are in the Midland Basin located in the eastern portion of the Permian Basin in Reagan County, Texas. In addition, the Company expended approximately $329,000, the balance required to complete 8 horizontal wells located in Lea County, New Mexico, which were drilled during fiscal 2022.

In addition to the above working interests, there were 135 gross wells (.33 net wells) drilled by other operators on the Company’s royalty interests. Approximately 28% of the fiscal 2023 revenues were produced from royalties free of operational costs to Mexco.

The Company currently expects to participate in the drilling of 26 and completion of 21 horizontal wells at an estimated aggregate cost of approximately $2.1 million for the fiscal year ending March 31, 2024, of which approximately $425,000 has been expended to date. The Company is evaluating other prospects for participation during this fiscal year.

The Company’s estimated present value of proved reserves at March 31, 2023 was approximately $39 million based on estimated future net revenues discounted at 10% per annum, pricing and other assumptions set forth in “Item2 – Properties” of Form 10-K. The Company’s estimated proved oil reserves at March 31, 2023 decreased 10% to 727 thousand barrels of oil and natural gas liquids, and natural gas reserves increased 2% to 4.949 billion cubic feet over the prior fiscal year. For fiscal 2023, oil constituted approximately 47% of the Company’s total proved reserves and approximately 70% of the Company’s revenues.

The President and Chief Financial Officer of the Company said, “For the fiscal year ending March 31, 2023, Mexco’s profit margin was 49% and return on equity was 32%. We have approximately $3.270 million cash on hand and no outstanding indebtedness on our bank line of credit as of June 26, 2023.”

In December 2022 and February 2023, the Company acquired various royalty and mineral interests in approximately 30 wells primarily in Brazos, Harrison, Midland and Reeves Counties, Texas and Acadia, Bienville, Bossier, Caddo, DeSoto and Lincoln Parishes, Louisiana, for a purchase price of approximately $120,000 with effective dates of November 1, 2022 and March 1, 2023. This and other related expenditures were funded from cash on hand.

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties primarily in the Permian Basin. For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company’s actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherent risks associated with oil and gas production. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended March 31, 2023. Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact: Tammy L. McComic, President and Chief Financial Officer of Mexco Energy Corporation, (432) 682-1119.